FOR IMMEDIATE RELEASE
Contact Information
Susan Picotte
Phone: 952.401.4826
Email: ESG@centerspacehomes.com

CENTERSPACE ANNOUNCES ANNUAL ENVIRONMENTAL,
SOCIAL, AND GOVERNANCE REPORT

MINNEAPOLIS, MN, August 10, 2026 – Centerspace (NYSE: CSR) has published its 2025 Environmental, Social, and Governance (ESG) Report, underscoring the company’s ongoing commitment to sustainable business practices within the multifamily industry. The report marks the company’s seventh annual ESG publication following the 2019 formation of its Environmental, Social, and Governance Committee, which was established to guide the identification, implementation, and measurement of sustainability initiatives across the organization.

In 2024, Centerspace established performance targets aligned with the United Nations Sustainable Development Goals. The 2025 report represents the company’s first year of reporting progress against those goals. Key accomplishments include completion of a portfolio-wide greenhouse gas inventory, expansion of smart home technology across additional communities, and continued advancement of operational decarbonization efforts through boiler and controls improvements.

"As we look ahead, we remain focused on disciplined execution, thoughtful capital allocation, and continuous improvement,” Centerspace President and CEO Anne Olson stated in the report. “ESG is embedded in how we operate, invest, develop talent, and manage risk. By aligning sustainability priorities with financial performance, climate resilience, team member development, and resident experience, we believe Centerspace is well positioned to create long-term value for our shareholders, residents, team members, and communities.”

Centerspace remains committed to evaluating and implementing practical business practices that support environmentally responsible operations. These efforts include responsible resource stewardship, identifying opportunities to reduce consumption, managing and reducing waste, and conserving energy and water.

The full report is available on the Centerspace website at:
https://ir.centerspacehomes.com/corporate-overview/corporate-governance/default.aspx

About Centerspace
Centerspace is an owner and operator of apartment communities committed to providing great homes by focusing on integrity and serving others. Founded in 1970, as of June 30, 2026, Centerspace owned 60 apartment communities consisting of 12,090 homes located in Colorado, Minnesota, Montana, Nebraska, North Dakota, South Dakota, and Utah. Centerspace was named a Top Workplace in 2026 by USA Today and for the seventh consecutive year in 2026 by the Minnesota Star Tribune. For more information, please visit www.centerspacehomes.com.